As filed with the Securities and Exchange Commission on November 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(Exact name of Registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

33 Kingsway

London, United Kingdom

WC2B 6UF

(Address, including zip code, of Registrant’s principal executive offices)

Capri Holdings Limited Deferred Compensation Plan

(Full title of the plan)

Krista McDonough

Senior Vice President, General Counsel and Chief Sustainability Officer

11 West 42nd Street

New York, NY 10036

(212) 201-8388

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$20,000,000(2)	100%	$20,000,000	$2,596

(1)

Deferred Compensation Obligations (the “Obligations”) are general unsecured and unfunded obligations of Capri Holdings Limited to pay deferred compensation in the future in accordance with the terms of the Capri Holdings Limited Deferred Compensation Plan (the “Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

EXPLANATORY NOTE

Capri Holdings Limited (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the issuance of $20,000,000 of Obligations (as defined below) to be issued under the Capri Holdings Limited Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Company Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Capri Holdings Limited, 11 33 Kingsway London, United Kingdom WC2B 6UF, Telephone number 44 207 632 8600.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019 (filed on May 29, 2019);

2.

The portions of the Company’s definitive proxy statement on Schedule 14A that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019 (filed on June 18, 2019);

3.	The Company’s Quarterly Reports on Form 10-Q for the quarter ended June 29, 2019 (filed August 13, 2019) and September 28, 2019 (filed November 7, 2019); and

4.	The Company’s Current Reports on Form 8-K (filed on May 29 2019, July 11, 2019, August 5, 2019 and November 14, 2019).

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Under the Plan, a select group of management and highly compensated employees of the Company and its participating subsidiaries (each a “Participant”) will be eligible to defer a specified percentage of their compensation.

The Company’s obligations with respect to such deferred compensation under the Plan (the “Obligations”) will be unsecured general obligations to pay such compensation in the future in accordance with the terms of the Plan, and will rank equally in right of payment with the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The form and amount of compensation to be deferred by each Participant will be determined based on the election of each Participant in accordance with the Plan.

The Obligations cannot be transferred other than by will or by the laws of descent and distribution. The Obligations are not convertible into another security of the Company. The Obligations are not subject to redemption, in whole or in part. The Obligations will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of the Company. Neither will the Obligations have the benefit of any lien on any specific property of the Company.

No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

The Company has caused to be established a trust to assist the Company with its obligations under the Plan. From time to time, the Company may cause contributions to be made to the trust, which, along with any earnings on such amounts, may be available to pay Plan benefits. Participants do not have an ownership interest in the investment options, the trust assets or in any specific assets of the Company.

The Company may amend or terminate the Plan at any time in accordance with its terms.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Our Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purpose of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

We have entered into indemnification agreements with our directors and officers pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibits

4.1	Amended and Restated Memorandum and Articles of Association of Capri Holdings Limited (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 31, 2018).

4.2	Specimen of Ordinary Share Certificate of Capri Holdings Limited (incorporated by reference from Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on May 29, 2019).

4.3	Capri Holdings Limited Deferred Compensation Plan (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 14, 2019.

5.1*	Opinion of Harney, Westwood & Riegels.

5.2*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Harney, Westwood & Riegels. (included in Exhibit 5.1 to this Registration Statement).

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP. (included in Exhibit 5.2 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages).

*	Filed herewith.

Item 9.	Undertakings

The Company hereby undertakes:

(a) (1)	To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of City of New York, State of New York, on November 14, 2019.

CAPRI HOLDINGS LIMITED

By:	/s/ JOHN D. IDOL
Name: John D. Idol
Title: Chairman & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of John D. Idol, Thomas J. Edwards Jr. and Krista Mcdonough, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed on November 14, 2019, by the following persons in the capacities indicated.

Signature	Title

/s/ John D. Idol John D. Idol	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas J. Edwards, Jr. Thomas J. Edwards, Jr.	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ M. William Benedetto M. William Benedetto	Director

/s/ Robin Freestone Robin Freestone	Director

/s/ Judy Gibbons Judy Gibbons	Director

/s/ Ann Korologos Ann Korologos	Director

/s/ Stephen F. Reitman Stephen F. Reitman	Director

/s/ Jane Thompson Jane Thompson	Director

/s/ Jean Tomlin Jean Tomlin	Director